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EX-99.(i)3
BOSTON BRUSSELS CHARLOTTE FRANKFURT HARRISBURG HARTFORD LONDON LUXEMBOURG MUNICH NEW YORK NEWPORT BEACH PALO ALTO PARIS PHILADELPHIA PRINCETON SAN FRANCISCO WASHINGTON

April 18, 2005

Dodge & Cox Funds

555 California Street, 40th Floor

San Francisco, CA 94104

Re:    Dodge & Cox Funds

         (File Nos. 811-173; 2-11522)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 73 to the Registration Statement of Dodge & Cox Funds. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ DECHERT LLP